Exhibit 10.7

BUYING AGENCY AND SUPPLY AGREEMENT

This Agreement, made as of September 9, 2015 by and between FORWARD INDUSTRIES, INC. a New York corporation (hereafter referred to as “Principal”), having an address at 477 S. Rosemary Ave. Ste 219, West Palm Beach, Florida 33410 and FORWARD INDUSTRIES (ASIA-PACIFIC) CORPORATION, a BVI registered corporation wholly-owned by Terence Bernard Wise (hereinafter referred to as “Agent”) having an address at 10F-5 No.16, Lane 609, Chung Shin Road, Section 5, San Chung District, New Taipei City, Taiwan, Republic of China.

WHEREAS, Principal designs, markets and distributes carry and protective solutions (the "Products");

WHEREAS, Agent is established as a buying and supplier agent in the Asia Pacific Region, consisting of Australia, New Zealand, Hong Kong, Taiwan, China, South Korea, Japan, Singapore, Malaysia, Thailand, Indonesia, India, the Philippines and Vietnam (the “Territory”) for merchandise and is engaged in the exportation of products for sale to the United States and elsewhere, including, but not limited to the Products; and

WHEREAS, the parties desire to enter into this Agreement for Agent to source for Principal’s Products and to arrange for sourcing, manufacture and exportation of such Products under and subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein, and intending to be legally bound hereby, agree as follows:

1.                  Engagement.  Principal hereby engages Agent and grants to Agent the right to act as the exclusive buying agent for Principal for, and in connection with, Principal’s purchases, transactions and related dealings, directly or indirectly with regard to the sourcing of Products in the Territory, including compliance and logistical services.  Agent shall be required to maintain an acceptable level of performance to maintain its exclusivity hereunder.  Agent shall, only with the approval of Principal, be permitted to appoint sub-agents to provide some, or all, of the services, which are required by this engagement.

A.  Agent shall:

(1)

Visit manufacturers to determine their ability to manufacture and export Products of a type and quality appropriate for Principal, use all reasonable effort to negotiate most favorable pricing for such Product, and provide Principal with samples and other material, as may be reasonably necessary or appropriate with respect to such review.  Agent shall visit such manufacturers and complete factory evaluations in a form, manner and frequency that is acceptable to Principal;

(2)

Effectuate the execution by manufacturers of Principal’s Manufacturing Acknowledgment, annexed hereto as Exhibit B, or such other form or amendments thereto as may from time to time be provided by Principal prior to placing any purchase orders for Products with such manufacturers;

(3)

Familiarize itself with Principal’s needs and survey the potential markets to obtain the best available products.  Agent shall use all reasonable effort to negotiate the most favorable pricing for Products.  Agent shall provide Principal with up-to-date information on a timely basis concerning relevant aspects of business.  This information includes, without limitation, that which relates to labor rates and political situations, which may affect Principal’s business or investment prospects.

(4)

Arrange, as necessary, for the production and delivery of raw material, components, or sub-assemblies to manufacturers; the manufacture and delivery to Principal of all necessary or appropriate production samples; and the manufacture and delivery to Principal of finished Products in accordance with all applicable specifications and requirements set forth in Principal’s purchase orders to Agent.

(5)

Place purchase orders with manufacturers in Agent’s name and in a manner consistent with Principal’s Stock Planning principles outlined in Appendix A hereto.

(6)

Quote to Principal F.O.B. factory prices in U.S. dollars (not including the buying Agent’s commission) pursuant to the explicit request of Principal, and in a manner consistent with the best interests of Principal.

(7)

Establish and maintain a quality assurance plan that is acceptable to Principal and be in charge of the quality control of Products, including the substantial conformity of Products to any approved samples and as to style, quantity, and other specifications in the applicable purchase orders of Principal, all in a manner consistent with Principal’s Compliance Criteria principles outlined in Appendix B hereto. Agent shall prepare and maintain written documentation of the results and timing of its quality control procedures for Principal’s review (e.g. inspection reports/certificates) and shall update the Principal’s Logistics Collaboration Portal (“LCP”) with such information, as required by Principal, in a timely manner. In the event of the shipment of defective or uncorrectable improperly labeled goods, or the shipment of goods in nonconformity with the purchase order, Agent shall coordinate the return of such goods to manufacturer or assist in other corrective action, as deemed necessary by Principal.

(8)

Submit delivery and other logistical data, as may be required by Principal, to Principal via Principal’s LCP, in a timely manner.

(9)

Arrange for all inland freight, hauling, lighterage, storage and consolidation, etc. at the lowest cost possible within the realm of prudent delivery/shipping practices.

(10)

Arrange for the exportation and delivery to Principal of the Products in accordance with all time limitations and deadlines set forth in the applicable purchase orders.

(11)

Facilitate the acquisition of the documentation necessary for importation of Product into the country in which Product is to be sold.

(12)

Be responsible for arranging all necessary globally recognized testing with manufacturers to ensure Product compliance. Any special testing or certifications that are not industry standard or that is performed by Agent or third parties shall be Principal’s payment responsibility.

(13)

Facilitate the acquisition of any raw materials, trimmings, labels, packaging materials or other components in a manner dictated by, and in the best interests of, Principal.

(14)

Be responsible for the quality and timely delivery of raw materials in a manner dictated by, and in the best interests of, Principal.

(15)

In addition to the quality assurance responsibility described in Subparagraph 7, above, verify that Products are being manufactured in the country and factory designated by Agent or Principal, in conformance with applicable laws and regulations of the country in which it is to be sold and the country of manufacture, as well as the Foreign Corrupt Practices Act, and that the appropriate visa, export licenses, etc. are used in connection with the exportation of the goods to the country designated by Principal for delivery.

(16)

Agent shall itself comply with and shall require that factories are in compliance with Principal’s Code of Conduct (the “Code”), which is attached hereto as Exhibit A, including any modification of such as may be provided by Principal from time to time.  Such steps shall include, but are not limited to:

a.                   Ensuring that all manufacturers, subcontractors and suppliers working on, producing goods for or supplying goods to Principal execute and return to Principal or to its representative all documents required to ensure compliance with the Code.  Such documents include, but are not limited to, Manufacturing Acknowledgements and Subcontractor Manufacturing Acknowledgements, in such form as Principal or its representative shall provide to Agent from time to time and as often as Principal deems necessary to ensure compliance with the Code.

b.                  Periodically inspecting the facilities of all manufacturers and subcontractors every twelve months and providing a written evaluation of these inspections to Principal or to its representative in such form as may be required by Principal or its representative from time to time.

c.                   For all manufacturers and subcontractors to be used by Agent to produce Products at the time of the execution of this Agreement, conducting a detailed evaluation of the production and residential facilities and providing a written evaluation of these inspections in such form and as often as is required by Principal or its representative from time to time.

d.                  In the event that Agent has knowledge that any manufacturer is not producing the Products in compliance with applicable local laws and/or the Code of Conduct, Agent shall immediately notify Principal.  Further, Agent shall provide to Principal a certificate as to the country-of-origin of the Products.

e.                   Agent is responsible for costs associated with a third party auditing firm providing Social Accountability and Security, including without limitation CTPAT audits. However, Agent acknowledges that audits as requested by Principal will be no more frequent than every six (6) months, however additional audits of Agent requested by Principal may be more frequent, in which case the costs shall be borne by Principal. Costs for the initial audit, except associated travel expenses, and all costs associated with remediation of deficiencies as identified as a result of the audit shall be incurred exclusively by Agent. Pricing of Products hereunder shall not increase as a result of any audit activities or remediation costs. Principal will provide Agent with an invoice from a third-party audit firm, audit results, and remediation requirements following any such audit. Principal shall assume financial responsibility to make payment of said invoice within terms. If Principal pays any invoice, Principal will be entitled to offset that amount from any amounts owing to Agent. If any such six-month audit reveals any material non-compliance on the part of Agent or its manufacturers in respect of Social Accountability and Security and CTPAT standards, Principal may, within three months of completion of such audit, request a follow-up audit to monitor Agent’s or its manufacturers progress in correcting such violations, and all costs and expenses incurred in connection with such audit, including associated travel expense, shall be borne by Agent.

(17)

Attend to the return and/or of any Products deemed to be noncompliant or defective by Principal. Further, Agent shall use best effort to effectuate from manufacturer a credit note or refund for defecting or noncompliant Product, Product shortages, etc. and ensure manufacturers proper destruction and disposal thereof, when applicable.

(18)

Inform Principal of any overproduction or production of counterfeit or infringing goods by the manufacturers.

(19)

Agent shall perform all other services that may be reasonably necessary or appropriate to arrange for the manufacture, exportation, quality control, and delivery of the Products consistent with regular practices in the trade.

B.  Agent shall arrange to have produced for Principal samples and prototypes on a timely basis at a price agreed upon in writing by Principal and consistent with Principal’s Product Development principles outlined in Appendix C.

C.  Agent shall act only upon the specific instructions of Principal and in no case shall the Agent act without such explicit instructions.  Agent acknowledges that it has no right, power or authority to make any contract or incur any obligation or liability, which shall be binding upon Principal unless it has been specifically authorized in writing, and in advance by Principal.

D.  The parties shall use good faith efforts to develop a performance appraisal methodology that is based on key operating metrics (such as quality, delivery, conduct, etc.) in order to evaluate Agent’s performance.  Continued non-performance by Agent under such methodology shall constitute a material breach hereunder.

2.                  Compensation.

A.   “Invoice Price” shall mean the F.O.B. purchase price of the Products purchased by Agent for Principal, which price shall be the same as the price paid by Agent for such products, excluding any Agent commissions.

B.  In consideration of the services rendered by Agent under this Agreement, Principal shall pay to Agent the sum of $100,000 per month plus four percent (4%) of the Adjusted Gross Profit (hereinafter defined) of all Products ordered and shipped pursuant to this Agreement (the “Service Fee”).   For the purpose of computing the Service Fee due hereunder, the following directions shall apply:

a.                   “Adjusted Gross Profit” shall mean the amount which is equal to Net Sales less Material COGs.

b.                  “Gross Sales” shall mean all revenues received by Principal from the sale of Products.

c.                   “Material COGs” shall mean the amount which is equal to the cost of all materials, tooling, packaging, inbound freight, customs and duties incurred by Agent to deliver Products to Principal at the agreed upon shipping point (e.g. Port of Hong Kong or Port of Shen Zhen). Such “Material COGs” shall be equal to the amounts referenced in Principal’s approved purchase orders to Agent and to the amounts referenced on Agent’s invoices to Principal. Such Material COGs shall exclude Agent’s Service Fees and shall be equal to Agent’s actual cost basis as supported by the local supplier invoices.

d.                  “Net Sales” should be defined as being equal to Gross Sales less returns, discounts and allowances and should be recorded and recognized in accordance with Generally Accepted Accounting Principles in the United States.

Where Principal determines the Products to be defective, no Service Fee shall be paid by the Principal and Agent shall provide a credit or refund to Principal for any commission paid for Products by Principal.

C.  In the event of a significant increase or decrease in the Principal’s Gross Sales over two consecutive financial quarters, such increase or decrease to be no less than 20% of Gross Sales from the prior quarter, Principal and Agent agree to negotiate in good faith on a revised Service Fee that may be more or less than the Service Fee considering any savings that may be achieved by Agent as a direct consequence of any significant reduction in Gross Sales and any additional resources that may be required by Agent as a direct consequence of any significant increase in Gross Sales.

D.  The Service Fee above shall include all costs of travel and entertainment, telephone, telex, telecopies, postage, office space, personnel (including salaries, benefits, overtime, and any related taxes), legal and professional services and all other costs deemed necessary and incurred by Agent in the performance of its obligations hereunder.

E.  Agent shall pay all costs of conducting its agency and all taxes, including assessments, which may be made against the salary or wages of those directly or indirectly employed by Agent.

3.                  Payment.  Principal shall pay Agent for amounts due under the terms of this Agreement as follows:

A.  For the purchase of Products, including samples and prototypes, Agent shall, at the end of each month, provide Principal with an itemized invoice for all Products delivered to Principal in such month, which invoice shall not include any Service Fee.  Principal shall pay Agent within sixty (60) days of receipt of Agent’s monthly invoice.

B.  Agent shall provide to Principal on a monthly basis, a separate invoice for the Service Fees earned during the previous month.  Principal agrees to pay all Service Fees within sixty (60) days of receipt of the Agent’s invoice; provided however that if Principal notifies Agent in writing that it objects to any invoice within ten (10) days of receipt of such invoice, payment on the disputed invoice shall be made when the dispute is resolved.

Principal shall pay to Agent a penalty of one percent (1%) per month on all unpaid and outstanding amounts past the due date of such payments.

4.                  Purchases and Delivery.

A.  Principal’s order of Products shall be effectuated by Principal’s submission to Agent of a firm written purchase order in advance of delivery.  Principal may submit to Agent forecasts of Principal’s Product needs, however, any such forecasts shall be an estimate only and not a commitment to purchase.  Agent shall either confirm or reject Principal’s purchase orders within three (3) business days via the Principals LCP.  Agent shall promptly update Principal with purchase, production, inspection and logistic data and documentation (e.g. Advanced Shipping Notification or Certificates of Origin), including via Principal’s LCP, as requested and deemed necessary by Principal. No such purchase order may be changed or terminated without the prior written consent of Principal.

B.   Amended Purchase Orders. Principal shall have the right prior to delivery of the Products to make changes to the purchase order. If any such changes cause an increase or decrease in cost or delivery time, Agent shall notify Principal in writing immediately and explain the amount and basis for any such adjustment in cost or delivery time. If Principal accepts such adjustments, Principal and Agent shall execute an amendment to the purchase order to evidence such adjustments or Principal shall issue a revised purchase order.

C.  Late Delivery. If Agent determines that it is unable to deliver Product timely as provided in an accepted purchase order, Agent shall immediately notify Principal and Principal shall have the right to: (i) accept late delivery; (ii) specify a more rapid method of shipment with Agent paying the additional transportation cost (subject to Agent’s use of best effort to effectuate manufacturers agreement to such); (iii) terminate the purchase order without liability or penalty (subject to Agent’s use of best effort to effectuate manufacturers agreement to such).

D.  Early Delivery. If Product is available for delivery to Principal prior to the specified or requested delivery date, Principal shall make reasonable effort to accept the Product. Otherwise, Agent shall be responsible for arranging the Product to be properly stored and redelivered on the specified or requested delivery date.

5.                  Returns. Returns of defective and/or noncompliant Products that are under warranty by Agent (refer to Section 7 below) shall be shipped pre-paid by Principal and Agent shall be charged back for shipping costs unless otherwise specifically agreed to by Principal (subject to Agent’s use of best effort to effectuate manufacturers agreement to such). Prior to return of any Product, Principal shall notify Agent in writing, and Agent shall provide Principal with a Return Authorization within five (5) business days of such written notice.  Under no circumstances is Agent or its manufacturers permitted to sell to any party other than Principal any Products or sample Products manufactured under this Agreement, including Products, samples and prototypes that are returned by Principal and that Agent is unable to rework to meet specifications and quality requirements.  In addition, Agent agrees to submit to Principal a Certificate of Destruction in which Agent identifies the defective Products and sample Products and verifies under oath that such Products and sample Products have been destroyed.

6.                  Representations by Agent.  Agent represents and warrants the following, each of which shall be deemed to be independently material and have been relied upon by Principal:

A.  Agent is a corporation duly organized and validly existing under the laws of the country in which it maintains the office from which it shall perform its obligations under this Agreement.

B.  Agent has the full right, power and authority to execute and deliver, and perform fully and in accordance with all of the terms of, this Agreement, and the performance by the Agent of all of its obligations and covenants hereunder does not and will not violate any law or regulation, agreement or other instrument to which Agent is a party or by which Agent may be bound.

C.  Agent is engaged in the business of sourcing products in the Territory.  Agent has the requisite experience to properly supervise the manufacture of the Products.

D.  Agent warrants and represents that it will not knowingly or intentionally make any statement or representation inconsistent with the terms and provisions of this Agreement in any affidavit, special invoice, special Customs invoice, pro forma invoice, consular invoice or any other document or communication, oral, written or otherwise.  In addition, no part of the compensation paid, or to be paid, to Agent pursuant to this Agreement shall in any manner be paid or payable directly or indirectly to any manufacturer of Products or to any government agent.

E.  Agent, in executing this agreement, certifies that it has no ownership or direct financial interest in, nor any control of, the factories making the commodities purchased with the assistance of the Agent and that the factories have no ownership or financial interest in, or any control over, the Agent.  In the event that any such interest is consummated, then the Agent will immediately inform Principal.  Failure to do so will result in the forfeiture of the Agent’s commission on the goods purchased from the related or controlled factories.

F.  Agent shall accept no remuneration for its services other than the commissions paid hereunder by Principal and will not share commissions in any manner with the manufacturer or others.

7.                  Claims, Inspections and Warranties.

A.  Principal may inform Agent of any claims against a manufacturer regarding the Products.  Agent will, pursuant to the instructions of the Principal, act on behalf of the Principal in use its best efforts to assist in the resolution of any claim.

B.  Agent shall allow, and shall require its manufacturers to allow, Principal or its designees the right to enter their manufacturing and storage facilities during regular business hours, with or without notice, to inspect Products, tools, packaging and working conditions in order to confirm Agent’s and Manufacturer’s compliance with this Agreement.

C.  Agent shall make all reasonable efforts to provide Principal with a one (1) year product warranty from the date of delivery to Principal.  Such warranty shall be predicated on Agent’s ability to secure equivalent or better terms from its manufacturers in its manufacturing agreements.  Agent shall make all reasonable efforts to ensure that the Products will be free from defects in materials and workmanship, be merchantable, safe and fit for the particular uses and purposes for which the Products were manufactured, and will strictly conform to all approved samples and specifications.  For Products under warranty, Principal may return defective products for refund or credit, including shipping charges to return such defective product, if required.

8.                  Term and Termination.  The term of this Agreement shall begin on the date hereof, and continue for three (3) years until September 8, 2018 (the “Term”) subject to earlier termination as provided for in Section 9 below.  Thereafter, provided the parties have reached an agreement in writing as to the Service Fee at least one hundred twenty (120) days prior to the end of the then expiring Term, the Term shall be eligible for renewal for one (1) two (2) year term (the “First Renewal Term”), unless terminated.  Following the First Renewal Term, in each instance, provided the parties have reached an agreement in writing as to the Service Fee at least one hundred twenty (120) days prior to the end of then expiring Term, the Term shall be eligible for renewal for successive one (1) year terms (together with the First Renewal Term, the “Renewal Terms”).  Renewal Terms that have commenced shall be included in the Term.  On expiration or termination, this Agreement shall continue to apply to orders for Products placed during the Term, which may be shipped after expiration or termination of the Term.

9.                  Termination.

A.  Termination for Cause.  This Agreement may be terminated for Cause at any time. For purposes hereof, "Cause” shall mean: (i) a material breach by either party of the terms of this Agreement, (ii) a default by either party in the performance of any duties or obligations hereunder that is not remedied within thirty (30) days of written notice, (iii) a failure by Agent to maintain an acceptable level of performance in terms of price, quality, quantity or delivery; (iv) if Agent shall be insolvent or shall make an assignment for the benefit of creditors or is adjudged bankrupt in any legal proceeding under any applicable law or a trustee or receiver of its business or affairs or of a material part of its properties is appointed in any legal proceeding under any applicable law and any such proceeding is not dismissed within thirty (30) days after its commencement; or (v) upon any change of control of Agent.  For purposes hereof, the term “change of control” shall mean the sale, transfer or conveyance of a majority of the presently existing voting stock of Agent, this Agreement may be terminated by the non-breaching/defaulting party on written notice to the other party.

B.  Termination without Cause.

(1)               As set forth in Section 8 above, in the event the parties do not reach an agreement on the Service Fee for the subsequent Renewal Term, Principal may terminate this Agreement on ninety (90) days written notice to Agent.

(2)               No less than one hundred twenty (120) days prior to the expiration of the First Renewal Term or any Renewal Term thereafter, either party may give the other written notice of its decision not to renew and thereupon the Agreement shall terminate at the end of the then expiring Renewal Term.

10.              Seconds, Thirds or Excess Goods.  Agent agrees to use its best efforts to recover the cost of all seconds, thirds or excess goods from the manufacturer on Principal’s behalf.  Agent is not entitled to recover either the costs of reinspection or costs associated with obtaining refunds from Principal.  Agent covenants that it will insure that no seconds will be released by the manufacturer.

11.              Proprietary Rights.

A.  Agent acknowledges that all patents, trademarks, tradenames, copyrights and designs relating to the merchandise shall be and remain the property of Principal, or its customers.  Agent agrees that any use or copy of these patents, trademarks, tradenames, copyrights or designs must be accompanied by a statement of Principal’s rights thereto.  Agent will not, during the term of this agreement or at any time thereafter, claim any right or property interest in such patents, trademarks, tradenames, copyrights and designs, or take or permit any action which will have an adverse effect on Principal’s rights to such owned or licensed patents, trademarks, tradenames, copyrights and designs.  In case such rights of Principal or its customers are abused, Agent will do its best to give notice to Principal and to help Principal avoid the same, but all costs involved will be paid by Principal.

B.  Principal shall own the exclusive rights to the trade dress and visual design of the Products, Product materials, and related packaging for the Products.  Principal shall also own all right, title and interest in all tooling, molds or special equipment which have been furnished or paid for by, or charged against, Principal in connection with the manufacture of the Products.

12.              Non-Compete.  Agent agrees that during the Term of this Agreement and for twelve (12) months thereafter, neither it nor its affiliates or subsidiaries shall source or supply to any party other than Principal, products that, in Principal’s sole determination, incorporate or are similar in nature, use, appearance, construction, design or performance to the characteristics of any of Principal’s products.

13.              Confidentiality.

A.  For the purposes hereof, “Confidential Information” shall mean all proprietary and confidential information and trade secrets of a party about its business, including without limitation designs, drawings and graphics and information about colors, fabrics and other materials, new and modified products financial and business data and plans and related reports.

B.  Each party acknowledges that the other party’s Confidential Information constitutes valuable and proprietary trade secrets of such other party and, except as provided herein or in any other agreements between the parties or their affiliates, such party shall not use or cause to be used or disclose or cause to be disclosed any Confidential Information unless otherwise authorized in writing.  Each party shall limit access to Confidential Information to the other party to those employees or agents whose duties require the possession thereof, and such party shall inform them of the confidential nature thereof.  Each party shall use commercially reasonable efforts to safeguard the other party’s Confidential Information and to prevent the unauthorized, negligent or inadvertent use of disclosure thereof.  At the end of the Term hereof, each party will return or destroy the other parties Confidential Information.

C.  The parties recognize that remedy at law for any breach of the provisions of this paragraph will be inadequate and, accordingly, agree that in addition to such other remedies that may be available, at law or in equity, any court of competent jurisdiction may enjoin, without the necessity of requiring proof of actual damages or the posting of any bond or other security, any actual or threatened breach of the provisions of any of this paragraph.

14.              Rights Upon Cancellation or Termination.  Upon the cancellation or termination of this Agreement: (a) all rights and obligations of the parties hereunder shall cease and terminate except as to rights and obligations accrued by either of the parties prior to the date of such cancellation or termination, including rights and obligations under outstanding import contracts not yet performed; (b) Principal shall have the right to deal with all manufacturers dealt with by Agent in connection with Principal’s business either directly or through one or more other buying agents without further obligation to Agent; and (c) Agent shall turn over to Principal any and all copies of contracts and other information in the Agent’s files relating to arrangements made by Agent with sellers of merchandise on Principal’s behalf (it being understood that all such contracts and other information shall be treated by Agent as confidential and shall not be disclosed by Agent to any third party either during or after the term hereof).  Without limiting the generality of any of the other terms of this Agreement, upon the expiration or termination of this Agreement, Agent shall not be entitled to, and hereby waives its right, if any, to make any claim for damages, losses or compensation arising from any expectancy of continuation of this Agreement, or for any other reason whatsoever (except with respect to Service Fees payable to Agent as a result of orders for Products placed prior to the termination of this Agreement but not shipped until after the termination of this Agreement disregarding the shipment date of the merchandise).

15.              No Joint Venture.  Nothing contained herein shall be construed to place the parties in the relationship of partners or joint ventures, it being agreed and understood that Agent is an independent contractor and not an employee of Principal.  Agent shall have no power to obligate or bind Principal in any manner whatsoever except as otherwise provided herein.  Agent shall not hold itself out as employed by or otherwise affiliated with Principal.  Agent shall obtain all approvals and permits (if any) from any and all governmental authorities that are necessary or appropriate in order that Agent shall be permitted under the local laws of the Territory to engage in all activities provided for under this Agreement.

16.              Notices.  All notices required or permitted under this Agreement shall be in writing and shall be mailed by overnight delivery to the party to receive notice at the addresses first set forth above or at such other address as any party may, by written notice, direct and shall be made in accordance with New York law.  All notices given under this paragraph shall be deemed as given on the two business days following the day on which the notice is mailed or faxed.

17.              Further Assurance.  Each party agrees, upon the reasonable request of the other party, to take such action and to execute and deliver such documents as may reasonably be necessary or appropriate to effectuate the terms of this Agreement and the transactions contemplated hereby.

18.              Assignments.

A.  Principal may assign this Agreement to a successor to all or substantially all of that portion of its business which deals with the Products.  Agent may not assign this Agreement without the prior written consent of Principal.

B.  Except as provided for in Subparagraph (A), neither party shall assign or transfer all or any portion of this Agreement, whether voluntarily, by operation of law, or otherwise, without the prior written consent of the other party.

19.              Headings.  The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

20.              Construction.  This Agreement shall be governed by and construed and take effect as an enforceable contract in accordance with the laws of the State of New York governing such agreements, without regard to conflicts-of-law principles thereof that would require applicability of any other law.

21.              Jurisdiction.  Any legal action or proceeding with respect to this Agreement may be brought exclusively in the courts of the State of New York County or of the United States for the Southern District of New York.  Each party hereto irrevocably submit to the exclusive jurisdiction of such courts, irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The parties agree that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in such courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts to the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

22.              Entire Agreement.  This Agreement contains the entire understanding between the parties with respect to the subject matter hereof.  It may not be amended or modified in any manner, except by a written agreement duly executed by both parties hereto.  No custom or course of dealing shall be referred to as amending or altering the terms of this Agreement and no waiver shall be deemed to apply to any matter other than or subsequent to the matter to which it relates.

23.              Indemnification.

A.  Agent shall indemnify Principal, its officers, agents, employees, directors, shareholders and representatives (collectively, the “Principal Indemnified Parties”), and hold them harmless, from and against any and all losses, damages, liabilities, claims, payments, liens, judgments, orders and decrees of every description, recoveries, costs and expenses (including attorneys’ fees incurred by Principal Indemnified Parties both in connection with claims against Agent and as well as third party claims) arising out of or relating to, in whole or in part, any act or omission, negligence, misconduct or fraud of any of its officers, agents, employees, directors, shareholders, and representatives in performing its obligations under this Agreement.

B.  Principal shall indemnify Agent, its officers, agents, employees, directors, shareholders and representatives (collectively, the “Agent Indemnified Parties”), and hold them harmless, from and against any and all losses, damages, liabilities, claims, payments, liens, judgments, orders and decrees of every description, recoveries, costs and expenses (including attorneys’ fees incurred by Agent Indemnified Parties both in connection with claims against Agent and as well as third party claims) arising out of or relating to, in whole in part, any act or omission of any of Principal, its officers, agents, employees, directors, shareholders, and representatives in performing its obligations under this Agreement.

24.              No Waiver.  The failure by any party to complain of any act or omission on the part of the other, no matter how long the same may continue, shall not be deemed to be a waiver by such party of any of its rights under this Agreement.  The waiver by any party at any time, expressed or implied, of any breach, attempted breach, or default of any provision of this agreement shall not be deemed a waiver of any other provision of this agreement or a consent to any subsequent breach, attempted breach or default of the same or any other type.  If any action by Agent shall require the consent or approval of Principal, such consent or approval of Principal to such action on any one occasion shall not be deemed a consent or approval of any other action on the same or any subsequent occasion.

25.              Invalidity.  Should any term or provision of this agreement for any reason be held to be illegal, invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this agreement shall nonetheless remain in full force.

26.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

FORWARD INDUSTRIES, INC.
By:	/s/ Michael Matte
Name:	Michael Matte
Title:	Chief Financial Officer

FORWARD INDUSTRIES (ASIA-PACIFIC) CORPORATION
By:	/s/ Terence Bernard Wise
Name:	Terence Bernard Wise
Title:	Principal

EXHIBIT A
Forward Industries, Inc.
Supplier Code of Conduct

Forward Industries, Inc. (“Forward”) operates its business in accordance with the highest ethical standards and in compliance with the laws of the United States and of the countries in which we produce, buy and sell our products.

Forward is committed to legal compliance and ethical business practices in all operations and seeks to do business with suppliers who share that commitment.  Forward actively seeks to engage as its suppliers companies which offer their workers safe and healthy workplaces.

Forward will not tolerate exploitative or abusive conditions once known.  The Forward Supplier Code of Conduct (hereinafter the “Code of Conduct”) defines our minimum expectations.  No Code can be all inclusive, but we expect our suppliers to act reasonably in all respects and to ensure that no abusive, exploitative or illegal conditions exist at their workplaces.

Forward requires its suppliers to extend principles of fair and honest dealing to all others with whom they do business, including employees, subcontractors and other third parties.  We also require our suppliers to ensure and to certify to us that no abusive, exploitative or illegal conditions exist at their workplaces, and those of their suppliers and subcontractors.

Forward will only do business with suppliers who obey the laws of the country in which they operate and the principles expressed in this Code of Conduct.

Forward will only do business with suppliers who have certified to us that their business practices are lawful, ethical and in compliance with the principles set forth in this Code of Conduct.  Moreover, Forward will only do business with suppliers who have agreed to be monitored to ensure their compliance with this Code of Conduct.

Forced Labor:  Forward will not purchase products or components thereof from suppliers that use forced labor, prison labor, indentured labor or bonded labor, or permit their suppliers to do so.

Child Labor:  Forward will not purchase products or components thereof manufactured by persons younger than 14 years of age or younger than the age of completing compulsory education in the country of manufacture where such age is higher than 15.

Harassment or Abuse:  Forward suppliers and subcontractors must treat their employees with respect and dignity.  No employee shall be subject to physical, sexual or psychological harassment or abuse.

Nondiscrimination:  Forward suppliers and subcontractors shall not subject any person to discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

A-1

Health and Safety:  Forward suppliers and subcontractors shall provide a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of employer facilities.  Employers must fully comply with all applicable workplace conditions, safety and environmental laws.

Freedom of Association:  Forward suppliers and subcontractors shall recognize and respect the right of employees to freely associate in accordance with the laws of the countries in which they are employed.

Wages and Benefits: Forward suppliers and subcontractors recognize that wages are essential to meeting employees’ basic needs.  Forward suppliers and subcontractors shall pay employees at least the minimum wage required by local law regardless of whether they pay by the piece or by the hour and shall provide legally mandated benefits.

Work Hours: Forward suppliers and subcontractors shall not require their employees to work more than the limits on regular and overtime hours allowed by the law of the country of manufacture.  Except under extraordinary business circumstances, Forward suppliers’ and subcontractors’ employees shall be entitled to one day off in every seven day period.  Forward suppliers and subcontractors must inform their workers at the time of their hiring if mandatory overtime is a condition of their employment.  Forward suppliers and subcontractors shall not compel their workers to work excessive overtime hours.

Overtime Compensation: Forward suppliers’ and subcontractors’ employees, shall be compensated for overtime hours at such premium rate as is legally required in the country of manufacture or, in countries where such laws do not exist, at a rate at least equal to their regular hourly compensation rate.

Legal and Ethical Business Practices: Forward suppliers and subcontractors must fully comply with all applicable local, state, federal, national and international laws, rules and regulations including, but not limited to, those relating to wages, hours, labor, health and safety, and immigration.  Forward suppliers and subcontractors must be ethical in their business practices.

Penalties: Forward reserves the right to terminate its business relationship with any supplier who violates this Code of Conduct or whose suppliers or subcontractors violate this Code of Conduct.  Forward reserves the right to terminate its business relationship with suppliers who fail to provide written confirmation to Forward that they have a program in place to monitor their suppliers and subcontractors for compliance with this Code of Conduct.

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Exhibit B

FORWARD INDUSTRIES (ASIA-PACIFIC) CORPORATION
______________________
______________________

RE:      Manufacturing Acknowledgement

Gentlemen/Ladies:

The undersigned manufacturer (the “Manufacturer”) does hereby acknowledge that the following provisions shall apply to all orders placed for the production of products (the “Products”) by you, Forward Industries (Asia-Pacific) Corporation, (“Forward AP”) with Manufacturer, and for the benefit of Forward Industries, Inc. (“Buyer”):

1.  Tooling Ownership, Maintenance, Marking, and Operation.  Buyer shall own all right, title and interest in and to any tooling, equipment, material, dies, molds, jigs, fixtures, patterns, machinery, special test equipment, special tapes and gauges which have been furnished or paid for by, or charged against, Forward AP or Buyer, or which have had their cost amortized, in connection with the manufacture of Products and components (“Tooling”) shall constitute Buyer’s property, and shall remain the property of Buyer.  Such property, while in Manufacturer’s custody or control, shall be maintained, repaired and insured for loss or damage at Manufacturer’s expense.  Tooling shall be delivered in good condition, normal wear and tear excepted, to Buyer, at Buyer’s expense, immediately upon request by Buyer.  Manufacturer represents and warrants that Tooling will not be used for any work or for the production of any materials or parts other than for Buyer’s direct benefit without Buyer’s written permission.  Manufacturer shall maintain the Tooling free and clear of all security interests, liens, encumbrances, or other defects in title.  Manufacturer shall mark all of Buyer’s Tooling with an identifying plate in English, which indicates:

•                     That the Tooling is property of Buyer

•                     The Buyer’s Tooling number and Buyer’s item name and item number

•                     Date of Tooling manufacture

•                     Tooling location

2.  Compliance with Code of Conduct and Applicable Laws, Rules, Regulations, Directives and Standards.  Manufacturer shall comply with the Foreign Corrupt Practices Act and Code of Conduct annexed hereto as Exhibit A.

Buyer, and its agents shall have the right to audit and inspect, at reasonable times, all or any portion of Manufacturer’s books, records and facilities solely related to Buyer’s business, whether for materials and labor costs accounting, security, social or environmental purposes.  Manufacturer shall reasonably cooperate with Buyer and its agents with respect to such inspections.

3.  Warranty; Returns.  Manufacturer warrants for a period of one (1) year from delivery of Products to Buyer that all Products will be free of defects in materials and workmanship, be merchantable, be safe, be fit for the particular uses and purposes for which the Products were manufactured, and will strictly conform to all approved samples (in accordance with Section 5) and to the Specifications.  If a Product is not as warranted within such warranty period, Buyer may return the defective Product for refund or credit (at the Buyer’s discretion), including freight and shipping charges and related, documented expenses.  If such a Product that is not as warranted causes incidental or consequential damages, Manufacturer shall reimburse the Buyer for any such incidental or consequential damages, including but not limited to any such damages Buyer paid to remedy its customers’ incidental and consequential damages.

4.  Subcontracting.  The subcontracting of any work hereunder, if permitted by Forward AP or Buyer, shall not relieve Manufacturer from its obligations hereunder.  In the event that Manufacturer is permitted to subcontract the manufacture, assembly, or packaging of Products, such subcontractor shall be required to execute a form of this acknowledgement in which it undertakes substantially the obligations of Manufacturer herein.

5.  Trademarks.  Except as designated or approved by Buyer in writing beforehand, none of Manufacturer, its affiliate, or agents shall use, distribute, license, or permit to be so used or licensed (and at Buyer’s request shall obtain from its officers undertakings not to so use, distribute or license), directly or indirectly, any trademarks, trade names, product or packaging trade dress, brand names, corporate names, service marks, labels or product or package designs or any confusingly similar variations thereof which may now or hereafter be designated by Buyer for use in connection with the manufacture and sale of the Products and Product Materials (hereinafter collectively referred to as “Buyer’s Trademarks”) in any language or translation or medium.  Manufacturer acknowledges that Buyer and/or its affiliates own all right, title and interest in and to Buyer’s Trademarks and that none of Manufacturer, its affiliate, agents shall obtain any right, title or interest in or to such Buyer’s Trademarks by virtue of this Agreement.  Manufacturer may not use, adopt, register or attempt to register as a trademark, trade name, trade dress, labels, package or product designs, service mark, or design any word, design, symbol or emblem which is identical or confusingly similar to Buyer’s Trademarks, whether during the term of this Agreement or after its termination.  Manufacturer agrees to cooperate freely with the registration of any new trademark or trade names by Buyer.  Upon termination of this Agreement for any reason, Manufacturer shall immediately cease any and all use of Buyer’s Trademarks or any confusingly similar trade dress or trademarks and shall not manufacture and sell or enter into any agreement with any third party to manufacture or supply goods under Buyer’s Trademarks or any confusingly similar variations thereof.  The provisions of this Section 6(a) shall survive the expiration or termination of this Agreement.

6.  No Competitive Products.  None of Manufacturer, its affiliates or its agents shall infringe upon any of Buyer’s Trademarks, patent rights, trade secrets, or other intellectual property during the Term or after termination of this Agreement.  Manufacturer shall not, nor may its affiliates or agents, during the term of this Agreement or after termination of this Agreement, manufacture, package, market or sell any product that, in Buyer’s sole determination, incorporates or is similar in appearance, construction, design or performance to the characteristics of any Product, including any of the dress design, or appearance encompassed in Buyer’s Trademarks.

7.  Rights to Products.  Buyer shall own the exclusive right to the trade dress, visual design, and copyrights in the non-functional aspects of the Products, Product Materials and any related packaging for the Products.  All intellectual property rights in the Products including but not limited to all invention rights, patent rights, trade secret rights, utility model rights as well as any design or development work relating to the Products or improvements made to the Products by Buyer or by Manufacturer is the exclusive property of Buyer during the Term and after termination of this Agreement.  This provision shall survive termination of this Agreement.

8.  Governing Law.  The law of the State of New York, USA shall govern any claim or controversy arising in any way, directly or indirectly, from or relating to, this Agreement, including but not limited to its negotiation, formation, execution, performance, termination or interpretation, as if the Agreement were negotiated, agreed to, formed, executed and performed entirely within the New York, USA.  The U.N. Convention on Contracts for the International Sales of Goods does not apply to this Agreement.

9.  Exclusive Venue:  Venue for any claim or controversy arising in any way, directly or indirectly, from or relating to, this Agreement, including but not limited to its negotiation, formation, execution, performance, termination or interpretation, shall be exclusively laid and limited to a state or federal court sitting in the State of New York, USA.  The parties agree to submit themselves to the jurisdiction of that court for resolution of any such claim or controversy.

10.  Manufacturer acknowledges that the provisions hereof shall inure to the benefit of, and may be enforced by, both Forward AP and Buyer.

Very truly yours,

MANUFACTURER

By:
Name:
Title:

Appendix A

Forward Industries Inc. Stock Planning Principles

Ordering Timeframe:

  Costing for all products is to be quoted from Forward Industries (Asia-Pacific) Corporation (“Forward AP”) with a general validity of 6 months (unless specifically negotiated otherwise and confirmed by Jenny P. Yu, Managing Director).

  Additional purchase orders submitted within the six-month timeframe are automated and Forward AP should proceed to enter the order. However, purchase orders submitted outside this timeframe require that the cost be verified with Forward AP in advance of the order being entered.  Forward Industries will advise their customers if the agreed quoting time has elapsed since their last order such that pricing and lead time will need to be verified.

Ordering Process:

  Step 1 – Purchase order from customer is entered onto Forward Industries’ order tracking system (Great Plains). Step 2 – Purchase order is issued to Forward AP with pricing confirmed prior to issue. Step 3 – Forward Industries sends Forward AP confirmation by e-mail at the time the purchase order is issued to advise Forward AP of the new purchase order (to be addressed to the Forward AP Production Manager, Shipping Manager and Managing Director).

  Forward AP will have access to all packing information from the Great Plains data base to ensure that all Forward Industries compliance requirements are considered when planning production.

  Forward AP Production Manager will advise Forward Industries’ customer service of the confirmed factory ready-to-ship date by entering the relevant purchase order in the vendor delivery control log and confirming production schedules (detailing individual factory production status, ready date, and pre-shipment inspection dates). The vendor delivery control log is required to be emailed daily by Forward AP to Forward Industries.

  Forward Industries will confirm with their customers the agreed ship date and provide a calculation of delivery date based on the customer’s selected mode of service.

  In the event of any production or shipment delays, Forward AP is required to provide immediate updated details to Forward Industries’ customer service by direct email (in addition to updating the vendor delivery control log).

  Forward AP is required to ensure that container bookings/LCL shipments are scheduled with the agreed designated carriers up to 14 days in advance of previously documented shipment dates. Any issues that would create delays with a carrier are required to be communicated immediately by Forward AP in a direct email to Forward customer service to ensure that both parties are coordinated and any assistance required from Forward Industries can be facilitated.

Appendix

  Forward AP is required to provide confirmed container and vessel details, validating that the shipment has been affected.

  Forward AP is required to provide relevant customs authorities with the relevant documents and tariff codes necessary to facilitate shipments.

  Containers are to be released at the relevant factory, pass through relevant customs authorities, and directed to the designated port for shipment.

  Copies of all ship documents and issuing notes are to be provided by Forward AP to Forward Industries to be submitted as documentation to release the goods to customers.

  Once this process is completed, the purchase order is closed out by Forward AP, resulting in an invoice being issued by Forward AP to Forward Industries accounting department for processing.

New Product Initial Ordering Process:

(These requirements are in addition to points 1-10  detailed in the normal ordering process above )

  Once prepared, the final sample needs to be approved by the customer and Forward AP (in accordance with all compliance requirements, as detailed in the New Line Procurement Process).

  Forward AP to provide proposed pack-out data from the factory to be agreed by Forward Industries.

  Forward AP to re-confirm pricing plus lead time for initial production and repeat orders (subject to required terms from the customer, which may include freight and duty amortized to create a landed value).

  Forward AP will create carton markings based on the data base of information held on Great Plains to be submitted and approved by Forward Industries prior to production being completed.

KPI’s:

  Orders must be verified by Forward AP within 7 days of receipt from Forward Industries of the relevant production purchase orders.

Appendix

  Shipments must be made in accordance with the previously agreed and confirmed release date, unless prior notice of a revised production date has been authorised by Forward Industries.

  In the event the order is released and is held by the relevant customs authority, Forward AP is required to notify Forward Industries without delay. All larger purchases greater than USD$100,000 are required to be shipped in full 40’ container loads (calculated in accordance with agreed data to fill).

  Forward AP are required to provide all relevant documentation to the shipper within 5 days of shipment.

Appendix

Appendix B

Forward AP Compliance Criteria

In addition to its other obligations under the Buying Agency and Supply Agreement, Forward Industries (Asia-Pacific) Corporation (“Forward AP”) shall be responsible for:

Prototyping and Sampling:

  Execution and distribution of prototype/sample requests in response to Forward Industries exacting specifications and detailed design requests.

  Accurate revenue and version number control of all samples that can be cross-referred to updated quotes.

  Maintaining a sample and sample document preparation, control and storage spreadsheet report to be updated weekly with the status of each sample.

  Qualification/commercialization of samples for mass production.

  Preparation, distribution and retention of current “Golden Samples” (with an agreed process to be put in place for sign-off and approval by customers).

  Documentation of approved Golden Samples for production: bill of materials, technical drawings, FA Reports, CoC’s, CoA’s, quality bulletins, work instructions, packaging/labeling guidelines, etc., as requested by customers.

  Execution of all compliance testing required by customer (REACH, RoHS, Cyto-toxicity, Phthalates, Azo, BPA, PVC,  etc. as per individual customer requirements).

  Execution of all performance testing required by customers (cycle testing, abrasion testing, seam burst strength, UV exposure, etc. as per individual customer requirements).

  Reconciliation of all Forward Industries testing and documentation with customer requirements/specifications/guidelines.

Quality/Inspections/ISO:

  Maintaining a current ISO 9001 status including all required documentation related to ISO Re-Certification.

  Maintaining all required activities and documentation as per Forward Industries’ ISO Quality Manual.

  Maintaining sufficient resources to execute all in-line and final AQL level inspections and documentation.

Appendix

  Preparation and maintenance of an inspection packet to include quality bulletin’s, current Golden Samples, customer supplied fit “dummies”, process controls, etc. as required by project.

  Ongoing testing if required for each customer/project.

  Preparation of all in-line and final inspection reports, measurement data, etc.,  required by a customer or by the ISO Manual.

  Corrective Action Plan Reports (CAPR), i.e., to investigate, establish and analyse root causes, identify improvements/solutions, implement, feedback and review effectiveness.

  Monitoring factory 100% inspection reject rates vs. AQL reject rates.

  Monitoring customer reject rates against the above.

  Factory approvals and audits.

  Conducting supplier surveys/approvals prior to any sampling or production (maintaining ISO required surveys and approved vendor lists).

  Support all site visit and audit activities, including ISO audits, Forward Industries audits, or any third-party audits required by customers, including audits related to supplier capability/quality, ethical or corporate compliance, supplier hygiene, etc.

Appendix

Appendix C

Forward Industries Inc. New Business – Product Development

Prototyping and Sampling:

When executing prototype/sample requests,

  Forward Industries will create a standard request document/template, which will be sent to Forward Industries (Asia-Pacific) Corporation (“Forward AP”) and will be recognized by Forward AP as an official instruction to respond. This document must include the following data:

i.	Customer
ii.	Project/Product Name
iii.	X Number
iv.	Quantity
v.	Request Date
vi.	Need Date
vii.	Drawings/Videos/3D Files

  Forward AP is required to respond within 2 business days of receipt of the official instruction confirming its acknowledgement of receipt and providing a commitment date (i.e., its ability to meet the Need Date or confirming the Lead Time for which they can produce a sample and be rated upon).

Appendix

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